Exhibit 5.1

Goodwin Procter LLP Counsellors at Law Exchange Place Boston, MA 02109	T: 617.570.1000 F: 617.523.1231 goodwinprocter.com

August 14, 2009

Danvers Bancorp, Inc.

One Conant Street

Danvers, Massachusetts 01923

Re:          Securities Being Registered under Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-4 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Danvers Bancorp, Inc., a Delaware corporation (the “Company”), of up to 4,473,752 shares (the “Shares”) of the Company’s Common Stock, $0.01 par value per share, to be issued to the stockholders of Beverly National Corporation, a Massachusetts corporation (“Beverly”), in connection with the merger contemplated by the Agreement and Plan of Merger by and between the Company and Beverly dated June 16, 2009 (the “Merger Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery in exchange for the outstanding shares of common stock of Beverly in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP